MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING (hereinafter “MOU”) is entered into this 18th day of March, 2007, between and among ARADYME CORPORATION, a Utah corporation (hereinafter referred to as “Aradyme”), MERWIN D. RASMUSSEN, an individual residing in Salt Lake County, Utah (hereinafter referred to as “Rasmussen”); ENVIRO FRESH, INC., a Utah corporation (hereinafter referred to as “Enviro Fresh”), and WHITE BOX TECHNOLOGIES, INC., a Utah corporation (hereinafter referred to as “White Box”), pursuant to the following

Premises:

A.          The parties hereto, other than White Box, entered into an agreement styled as the “Modification and Documentation of Obligations” (the “Modification”) effective September 29, 2003, relating to certain financial accommodations granted or to be granted by Rasmussen and Enviro Fresh to Aradyme and the obligations of Aradyme to such other parties as provided therein. Pursuant to the Modification, Rasmussen has the right, at any time on or before May 1, 2007, to return to Aradyme his option to purchase 1,000,000 shares of its common stock at $0.416 per share (the “Option”) in consideration of “the nonexclusive, royalty-free right to use all of the then-existing, current versions of source code, all then-current versions of all derivative works, and all then-current intellectual properties for his own use and benefit and without the participation of [Aradyme] . . .” (the “Current IP License”). Rasmussen desires to tender to Aradyme such Option in consideration of the grant to him of the Current IP License in accordance with the Modification.

B.          Aradyme has suffered for the last several months, and is continuing to suffer, extreme shortages of working capital and cash resulting from lagging sales. As a result of such shortages, Aradyme has implemented significant cost-cutting measures but has nevertheless become increasingly delinquent in various obligations for payroll, previously unpaid payroll taxes, short-term loans, trade accounts payable, and other obligations, all of which are substantially past due.

C.          As a result of Aradyme’s current financial condition and its resulting inability to pay its employees for current services rendered as well as to reimburse them for previously deferred payroll, Aradyme risks being unable to retain the employees required to perform its obligations under its pending customer contracts. Accordingly, Aradyme is urgently seeking a mechanism whereby its current contractual obligations to customers may be fulfilled, taking advantage of the resources of White Box with working capital provided externally, with the hope that future revenues from Aradyme’s current customers and from other exploitation of Aradyme’s other intellectual properties may generate funds with which Aradyme could meet its obligations.

D.          White Box has recently been organized and obtained a limited amount of startup capital and is undertaking the identification of additional capital resources in order to assume Aradyme’s obligations under its existing agreements with customers, hire some or all of Aradyme’s existing personnel in order to perform such agreements, and further commercialize and exploit Aradyme’s intellectual properties as provided herein, all subject to the obligation to pay a portion of the revenue generated therefrom to Aradyme as consideration for such rights.

E.          Immediately prior to signing and effectuating this MOU, Rasmussen has resigned from all positions as an officer and director of Aradyme.

Agreement:

NOW, THEREFORE, upon these premises, which are incorporated herein by this reference, and for and in consideration of the other mutual promises and covenants hereinafter set forth, it is hereby agreed as follows:

1.           Rasmussen hereby assigns, sets over and transfers to Aradyme the Option, to have and to hold by Aradyme as assignee absolutely, the receipt of which is hereby acknowledged by Aradyme. Aradyme hereby cancels such Option.

2.           In consideration of the conveyance by Rasmussen to Aradyme of the Option in accordance with the last preceding paragraph, Aradyme hereby grants to Rasmussen a nonexclusive, royalty-free, perpetual right to use, as of the Effective Time (as defined below) all of the currently existing, current versions of source code, all current versions of all derivative works, and all current intellectual properties for his own use and benefit and without the participation of Aradyme in accordance with the Modification. In order to implement such license, contemporaneously with the execution of this MOU by all of the parties, Aradyme shall instruct the escrow agent currently holding copies of such software in accordance with the terms of the software escrow established pursuant to the Modification to deliver the same to Rasmussen or his designee and, upon the delivery thereof, to instruct the escrow agent to terminate such escrow.

3.           In consideration of this Agreement, Rasmussen hereby assigns, conveys, transfers, and sets over unto White Box all of his rights to the Current IP License under the Modification.

4.           In addition to the rights to the Current IP License to be licensed by White Box, as a result of the above assignment by Rasmussen, as provided above, Aradyme has other rights and assets, including those certain contracts set forth on the separately prepared schedule initialed by the parties for identification (the “Contract Schedule”) that require performance by Aradyme in accordance with their terms. In addition, Aradyme has certain other marketing and customer relations, manners of transacting business, and related intangible assets related to Aradyme that may be helpful to White Box in exploiting the licensed technologies. Aradyme hereby assigns to White Box all of its right, title, and interest in and to the contracts identified on the Contract Schedule from and after the Effective Time, and White Box hereby assumes every term, covenant, and obligation thereunder from and after the Effective Time. Aradyme shall have the right to all revenues accruing for goods or services provided under such agreements prior to the Effective Time, including any and all accounts receivable resulting therefrom, shall be responsible for all costs related thereto, and shall indemnify White Box and hold it harmless from and against any losses resulting therefrom, and White Box shall be entitled to all revenues, shall be responsible for all expenses relating to such agreements insofar as they arise after the Effective Time, and shall indemnify White Box and hold it harmless from and against any losses resulting therefrom.

5.           As an inducement to White Box to fully and faithfully perform the contracts assigned and to otherwise exploit the assigned intellectual properties, Aradyme shall cooperate fully with White Box and make available to White Box full and unrestricted access to the books, records, information, and other data in Aradyme’s care, custody, or control relating to Aradyme’s intellectual property and its exploitation, Aradyme’s customers, Aradyme’s manner of doing business, or other knowledge and know-how.

6.           In order to obtain a financial return from the furniture, fixtures and equipment of Aradyme heretofore used by it in its business, White Box shall have the right, but not the obligation to use all or any part of such items by expeditiously reviewing the same and determining, based on the valuation placed on such items by Aradyme, determining whether to elect to lease such items at a mutually agreed capitalized lease rate of their value as so specified by Aradyme under a lease for a mutually acceptable term of not less than six months, with the right at the expiration of such lease to purchase all or any of such items at their fair market value. This arrangement shall be reflected in a commercial equipment lease having such terms and conditions as are typical is such transaction with a commercial lesser.

7.           If, as a result of the arrangement provided in the last succeeding paragraph, White Box obtains operating control and possession of all Aradyme computer equipment so that it does not reatain a complete copy of the version of Aradyme’s intellectual property as of the Effective Time, White Box shall cooperate with Aradyme to enable it to copy and retain a full and complete, functioning copy of such intellectual property.

8.           White Box represents and warrants that it has obtained initial equity capital, in cash, of at least $50,000, and that it will obtain additional cash equity capital sufficient to meet its operational needs.

9.           White Box shall have the right, but not the obligation, to engage any person currently or previously engaged as an employee or consultant of Aradyme, which hereby waives applicability of any confidentiality, non-disclosure or covenant not to compete insofar, but only insofar, as it relates to White Box.

10.         For and in consideration of the rights granted by Aradyme to White Box hereunder, White Box hereby promises to pay to Aradyme an amount equal to 10% of the gross revenues actually received by White Box from the commercialization of the access, rights and assets passing from Aradyme to White Box pursuant hereto, including any revenues received from licenses, sublicenses, sales of software, services, consulting, or other revenues of any manner or kind whatsoever, including proceeds from the sale or other transfer of the intellectual properties or any rights therein, provided, however, that in no event shall the amount paid be less than $10,000 per month. Any amounts paid in advance of actual amount earned shall be credited against the next succeeding actual amounts earned, but actual amounts earned in excess of $10,000 per month shall not be deemed a prepayment of future minimum monthly amounts. White Box shall pay all amounts due hereunder for any calendar month on or before the seventh business day of the following month and shall be accompanied with a reasonably detailed accounting of the contracts and payments on which such payment is based. The obligation of White Box to pay Aradyme the above percentage of gross revenue in accordance with this paragraph shall terminate on the date on which the total amount paid pursuant hereto aggregates $1,800,000 (the “Maximum Revenue Share Amount”), as the same may be reduced pursuant to the next succeeding paragraph, or until March 30 2017, whichever occurs earlier.

11.         Aradyme shall use commercially reasonable efforts, recognizing its limited resources with which to engage personnel, to compromise the amount due and payable to its various creditors as identified generally on the separately prepared schedule initialed by the parties for identification, as the same shall be updated and detailed from time-to-time hereafter as additional information becomes available to Aradyme. If Aradyme is successful from time-to-time in negotiating a compromise or reduction in any amount owing to any such creditor through the payment of cash or the issuance of Aradyme common stock, Aradyme shall promptly notify White Box of the details of such reduction, and amount equal to 80% of the amount of such reduction shall be deducted from the total the Maximum Revenue Share Amount.

12.	When used herein, the term “Effective Time” shall mean midnight on March 18, 2007.

13.         The parties hereto shall use commercially reasonable efforts to track and account for the amounts payable to and from each of the parties hereunder, including the proper allocation of revenues and costs immediately before and after the Effective Time. At a mutually convenient time not more than 60 days after the Effective Time, the parties shall complete a detailed accounting of the precise amounts to be debited and credited to each party pursuant to this MOU and appropriately debit or credit the next succeeding payments due from White Box to Aradyme hereunder.

14.         Aradyme shall have the right, upon reasonable prior notice and at reasonable times during regular business hours, to inspect and audit White Box’s books and records (in whatever form and wherever maintained or stored) to assure compliance with all terms and conditions of this Agreement, including payment of the correct share of revenue amounts to Aradyme. White Box shall cooperate with Aradyme by giving Aradyme reasonable office facilities, including access to and reasonable use of a copy machine and reasonable assistance from White Box’s personnel (at White Box’s cost), in order for Aradyme to perform its audit in compliance with generally-accepted accounting and auditing principles. White Box shall retain all records related to this Agreement during the term hereof and for three years after its expiration or termination, and Aradyme’s right to inspect and audit White Box hereunder shall survive for three years after the expiration or termination of this Agreement. If Aradyme’s audit reveals that White Box is not performing in compliance with the terms of this Agreement and such noncompliance exceeds 2% of the share of revenue amount properly owed for any consecutive 12-month period, then, in addition to any other rights and remedies available, White Box shall reimburse Aradyme the reasonable cost of the audit. Except in the context of a legal proceeding or arbitration related to this Agreement, the results of the audit shall not be released, transferred, or disclosed by Aradyme or its auditor outside of its organization, and Aradyme will require any independent auditor to sign an appropriate nondisclosure agreement.

15.	For a period of one year after the Effective Time:

(a)         Aradyme and White Box shall each provide to the other from time to time all modifications, improvements, updates, or supplements to the intellectual property made by either such party, with the purpose and intent that on the date that is one year after the Effective Time the versions of the intellectual property in the hands of both such parties shall be identical; and

(b)         Aradyme shall not, in any manner or capacity, directly or beneficially, contact, solicit, attempt to sell to, or otherwise conduct or attempt to conduct any business whatsoever with any company identified on the Contract Schedule, except as may be agreed to in writing by Aradyme and White Box.

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16.          Any dispute between hereunder shall be resolved as follows: Within 14 days following notice by one party to the other of the existence of a dispute under this MOU, the parties shall submit their dispute to at least four hours of mediation in accordance with the mediation procedures of United States Arbitration & Mediation (USA&M). In the event the dispute is not settled within 15 calendar days after the first mediation session, the parties agree to submit the dispute to binding arbitration in accordance with the arbitration procedures of USA&M, except as modified in this Agreement. The arbitration hearing shall be concluded no later than 45 calendar days after the first mediation session. The arbitrator or arbitrators conducting the arbitration hearing shall render the arbitration decision in writing within seven days after the arbitration concludes, which writing shall explain the reasoning and bases for the decision. The parties agree to share equally the costs of mediation. However, if the dispute is settled through arbitration, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees, to enforce its rights hereunder in addition to any damages recovered.

17.         This MOU shall be governed by and construed under and in accordance with the laws of the state of Utah, without regard to its governing principles of conflicts of law.

18.         This MOU represents the entire agreement between the parties relating to the subject matter hereof, and no other course of dealing, understanding, employment or other agreement, covenant, representation, or warranty, written or oral, except as set forth herein or in the documents to be delivered in connection with the transactions contemplated hereby shall be of any force or effect. Any previous agreement, arrangement, understanding, or course of dealing is expressly merged into this MOU. No amendment or modification hereof shall be effective until and unless the same shall have been set forth in writing and signed by the parties hereto.

19.         Any notice, demand, request, or other communication permitted or required under this MOU shall be in writing and shall be deemed to have been given as of the date so delivered, if personally served; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; one day after the date so sent, if delivered by overnight courier service; or three days after the date so mailed, if mailed by certified mail, return receipt requested, addressed as follows:

If to Aradyme, to:	Aradyme Corporation
Attention: Jeffrey S. Bennion
PO Box 701499
Salt Lake City, UT 84170
Facsimile: 801-705-5001

If to Rasmussen, to:	Merwin D. Rasmussen
5722 South 1300 West
Salt Lake City, Utah 84123
Facsimile: 801-964-3484

If to Enviro Fresh, to:	Enviro Fresh, Inc.
c/o Merwin D. Rasmussen
5722 South 1300 West
Salt Lake City, Utah 84123
Facsimile: 801-964-3484

If to White Box, to:	White Box Technologies, Inc.
5722 South 1300 West
Salt Lake City, Utah 84123
Facsimile: 801-964-3484

or such other addresses, facsimile numbers, or electronic mail address as shall be furnished in writing by any party in the manner for giving notices hereunder.

20.         In the event a party commences a legal proceeding to enforce any of the terms of this MOU, the prevailing party in such action shall have the right to recover reasonable attorneys’ fees and costs from the other party to be fixed by the court in the same action. The term “legal proceedings” as used above shall be deemed to include appeals from a lower court judgment and it shall include proceedings in the Federal Bankruptcy Court, whether or not they are adversary proceedings or contested matters. The term “prevailing party” as used above in reference to proceedings in the Federal Bankruptcy Court shall be deemed to mean the prevailing party in any adversary proceeding or contested matter, or any other actions taken by the nonbankrupt party that are reasonably necessary to protect its rights under the terms of this MOU.

21.         Each party shall cooperate in good faith and with diligence and dispatch in preparing any additional or confirmatory documents requested by the other in order to effectuate the terms and conditions of this MOU.

22.         This MOU shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

23.         This MOU may be executed in multiple counterparts of like tenor, and all copies taken together shall be construed as a single instrument.

24.         Nothing in this MOU should be construed as an agreement on White Box’s part to assume responsibility for any of Aradyme’s fiscal obligations. White Box hereby disclaims, and White Box acknowledges this disclaimer, any claim of recourse to White Box for any unpaid liability or collection action.

IN WITNESS WHEREOF, the parties have executed this MOU effective as of the day and year first written above.

ARADYME CORPORATION

By:	/s/ Jeffrey S. Bennion
Jeffrey S. Bennion, Director

By:	/s/ James R. Spencer
James R. Spencer, Chief Executive Officer

ENVIRO FRESH, INC.

By:	/s/ Merwin D. Rasmussen
Merwin D. Rasmussen
Its President

/s/ Merwin D. Rasmussen
MERWIN D. RASMUSSEN

WHITE BOX TECHNOLOGIES, INC.

By:	/s/ Merwin Rasmussen
Merwin Rasmussen
Its President